FILED PURSUANT TO RULE 433

FILE NO. 333-192302

1,250,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

5.950% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES Q

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.
Securities:	1,250,000 depositary shares, each representing a 1/25th interest in a share of perpetual 5.950% Noncumulative Preferred Stock, Series Q (the “Series Q preferred stock”)
Ratings*:	Ba2 / BB+ / BB+ / BBBL (Moody’s / S&P / Fitch / DBRS)
Trade Date:	August 5, 2015
Settlement Date:	August 12, 2015 (T+5 days)
Maturity:	Perpetual
Liquidation Preference:	$25,000 per share of Series Q preferred stock (equivalent to $1,000 liquidation preference per depositary share)
Aggregate Liquidation Preference:	$1,250,000,000
Public Offering Price:	$1,000 per depositary share
Net Proceeds to Citigroup:	$1,231,250,000 (before expenses)
Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, (i) from and including the Settlement Date to but excluding August 15, 2020 (the “fixed rate period”), at an annual rate of 5.950% payable semiannually in arrears and on a noncumulative basis, on each February 15, and August 15, beginning February 15, 2016, and (ii) from and including August 15, 2020 (the “floating rate period”), at an annual floating rate equal to three-month USD LIBOR plus 4.095%, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning November 15, 2020, on a noncumulative basis. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.
First Dividend Payment Date:	If declared, February 15, 2016
Day Count:	30/360 during the fixed rate period. Actual/360 during the floating rate period.
Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series Q preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after August 15, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date
Sinking Fund:	Not applicable
Listing:	The depositary shares will not be listed on any exchange.
Voting Rights:	The holders of the Series Q preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series Q preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.
Depositary Shares CUSIP/ISIN:	172967JZ5 / US172967JZ57
Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

FILED PURSUANT TO RULE 433

FILE NO. 333-192302

1,250,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

5.950% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES Q

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Senior Co-Managers:

ANZ Securities, Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBS Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

UBS Securities LLC

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

Apto Partners, LLC

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

CAVU Securities, LLC

Credit Agricole Securities (USA) Inc.

Drexel Hamilton, LLC

The Huntington Investment Company

Imperial Capital, LLC

ING Financial Markets LLC

Lebenthal & Co., LLC

Lloyds Securities Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

Nykredit Bank A/S

Siebert Brandford Shank & Co., L.L.C.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.

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